Exhibit 23.1

Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the following registration statements on:

1.	Form S-8 No. 33-69668 pertaining to the 1993 Employee Stock Purchase Plan and 1993 Long-Term Stock Incentive Plan,
2.	Form S-8 No. 33-95052 pertaining to the 1993 Long-Term Stock Incentive Plan of Electroglas, Inc.,
3.	Form S-8 No. 333-35023 pertaining to the 1997 Stock Incentive Plan and Stock Options Granted Pursuant to Agreement between Electroglas, Inc. and Certain Employees of Knights Technology, Inc.,
4.	Form S-8 No. 333-28327 pertaining to the Knights Technology Inc., 1987 Stock Option Plan and Employment Agreements with each of Tom Sherby, Ken Huang, Mary Korn and Ankush Oberai,
5.	Form S-8 No. 333-49303 pertaining to Options Granted Pursuant to Agreements made between Electroglas, Inc. and Certain Employees of Techne Systems, Inc.,
6.	Form S-8 No. 333-62139 pertaining to the 1997 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan,
7.	Form S-8 No. 333-82209 pertaining to the 1997 Stock Incentive Plan,
8.	Form S-8 No. 333-38842 pertaining to the 1997 Stock Incentive Plan,
9.	Form S-8 No. 333-67708 pertaining to the Amended and Restated 1997 Stock Incentive Plan,
10.	Form S-8 No. 333-67712 pertaining to the 2001 Non-Officer Employee Stock Incentive Plan,
11.	Form S-8 No. 333-96827 pertaining to the 2002 Employee Stock Purchase Plan,
12.	Form S-8 No. 333-103160 pertaining to the 2001 Non-Officer Employee Stock Incentive Plan, as amended, and
13.	Form S-3 No. 333-134587 pertaining to the “shelf” registration of securities for sale;

of our reports dated August 9, 2007, relating to the consolidated financial statements of Electroglas, Inc. and the effectiveness of Electroglas, Inc.'s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

San Jose, California
August 9, 2007

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